Exhibit 99.2

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES SUCCESSFUL COMPLETION OF FINANCIAL

RESTRUCTURING; PROVIDES 2018 ESTIMATED PROVED OIL AND GAS RESERVES AND

PRODUCTION

LAFAYETTE, LA – February 11, 2019 (GLOBE NEWSWIRE) - PetroQuest Energy, Inc. today announced that the conditions to effectiveness of the Company’s Chapter 11 Plan of Reorganization, which was confirmed by the United States Bankruptcy Court for the Southern District of Texas on January 31, 2019, have been satisfied and the Company has emerged from bankruptcy. Through this process, the Company has enhanced its balance sheet position by eliminating approximately $295 million in debt and preferred equity obligations from its balance sheet.

The Company’s post-restructuring balance sheet includes $130 million of debt outstanding, consisting of $80 million in aggregate principal amount of its 10% Senior Secured PIK Notes due 2024 and a $50 million first lien term loan agreement. The Company estimates that its current cash balance is approximately $23 million.

Effective as of emergence, the Company’s Board of Directors is comprised of management and directors appointed by the Company’s largest shareholders. The directors are Neal P. Goldman, Chairman of the Board, Charles T. Goodson, John “Brad” Juneau, Harry Quarls and David I. Rainey.

Following completion of the restructuring, the Company will have approximately 9.2 million shares of its Class A common stock outstanding. The Company expects that its shares of Class A common stock will initially be quoted on the OTC Pink Market.

More detailed information on the Company’s restructuring can be found in its Current Report on Form 8-K filed with the Securities and Exchange Commission today.

2018 Estimated Proved Reserves and Production

The Company ended 2018 with approximately 130.3 Bcfe of estimated proved oil and gas reserves, having a pre-tax discounted value (“PV-10,” which is a non-GAAP measure for which the standardized measure is unavailable (see “Non-GAAP Financial Measure” below)), of, including hedges of approximately $124.0 million, based on SEC pricing, $3.10/Mcf for natural gas and $65.56/Bbl for oil. The Company’s estimated proved reserves at December 31, 2018 were comprised of 82% natural gas, 5% oil and 13% natural gas liquids. In addition, approximately 47% of the reserves were proved developed.

The Company estimates that its 2018 production was approximately 21.4 Bcfe (75% natural gas, 9% oil and 16% natural gas liquids), or 58.7 MMcfe per day, including fourth quarter 2018 production of 4.6 Bcfe (75% natural gas, 8% oil and 17% natural gas liquids), or 50.4 MMcfe per day.

Management’s Comment

“We are excited to announce the successful completion of our financial restructuring and to embark on our new beginning. Our Company emergences from bankruptcy with a stronger recapitalized balance sheet and significantly reduced debt load, which we believe will allow us to fully realize our potential in developing our assets,” said Charles T. Goodson, Chief Executive Officer and President. “I would like to extend my appreciation to our former board of directors, and our employees and advisors who worked diligently during this process. In addition, we are looking forward to collaborating with our new board of directors, who bring experience and expertise to PetroQuest, in developing strategies to position the Company for long-term success and drive value for all our stakeholders.”

Non-GAAP Financial Measure

Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2018 is not yet available and the Company is unable to provide such information without unreasonable effort. The Company does not expect that the unavailable information will be significant as it expects that it will have sufficient net operating loss carryforwards to offset any income and therefore there is likely to be no present value of future income taxes. The Company will provide the reconciliation of SEC priced, proved PV-10 to the standardized measure in its Form 10-K for the year ended December 31, 2018. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas and Louisiana. For more information, visit www.petroquest.com.

Forward-Looking Statements

This news release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements relate, in part, to (i) the potential adverse effects of the chapter 11 cases on the Company’s liquidity, results of operations or business prospects; (ii) the ability to execute the Company’s business plan; and (iii) the uncertainty that any trading market for the Class A common stock will exist or develop in the over-the-counter markets; and are subject to a number of risks, uncertainties and assumptions, including, among other things, the factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the caption “Risk Factors”, as well as in other reports filed from time to time by the Company with the Securities and Exchange Commission, most of which are beyond our control. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. Although we believe that the forward-looking statements contained in this news release are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this news release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.